Exhibit 23.1

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

Imperial Garden & Resort, Inc.

No. 106 Zhouzi Street, 4th Floor, 4E,

Neihu District, Taipei, 11493

Taiwan (Republic of China)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 26, 2018, with respect to the consolidated financial statements and notes as of and for the years ended December 31, 2017 and 2016 in the Registration Statement (Post-Effective Amendment Number 1 to Form F-1) and related Prospectus of Imperial Garden & Resort, Inc.

/s/    KCCW Accountancy Corp.

Diamond Bar, California

April 7, 2018

KCCW Accountancy Corp. 3333 S. Brea Canyon Rd. #206, Diamond Bar, CA 91765 USA

Tel: +1 909 348 7228 • Fax: +1 909 895 4155 • info@kccwcpa.com